Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form F-4

(Form Type)

ESGL HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

FORM F-4
(Form Type)

	Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees previously paid	Equity	Ordinary Shares, $0.0001 par value per share (1)	457(f)	8,625,000	(1)	—	$287.50	$0.0001102	—
Fees previously paid	Equity	Ordinary Shares, $0.0001 par value per share (1)	457(f)	9,002,331	(1)	—	$300.08	$0.0001102	—
Fees previously paid	Equity	Ordinary Shares, $0.0001 par value per share (1)	457(f)	7,500,000	(1)	—	$250.00	$0.0001102	—
Fees previously paid	Equity	Ordinary Shares, $0.0001 par value per share (1)	457(f)	2,533,581	(1)	—	$84.45	$0.0001102	—
Fees previously paid	Equity	Ordinary Shares, $0.0001 par value per share (1)	457(f)	43,125	(1)	—	$1.44	$0.0001102	—
Fees previously paid	Warrants			9,002,331	(1)	—	$300.08	$0.0001102	—
	Total Offering Amounts					—	$1,223.55	$0.0001102	$0.14
	Total Fees Previously Paid								$0.14
	Net Fee Due								—

(1)	Based on the maximum number of ordinary shares, $0.0001 par value per share (“Ordinary Shares”), of the registrant issuable upon a business combination (the “Business Combination”) involving Genesis Unicorn Capital Corp (“GUCC”) and Environmental Solutions Group Holdings Limited, a Cayman Islands exempted company (“ESGL”), issuable as consideration in connection with the Business Combination to holders of ordinary shares of ESGL in accordance with the terms of the Agreement and Plan of Merger, dated November 29, 2022. This number includes: (1) 8,625,000 Ordinary Shares to be issued to GUCC public stockholders, (2) 9,002,331 Warrants to purchase Ordinary Shares held by GUCC stockholders, including the Warrants underlying the Private Placement Units, (3) 9,002,331 Ordinary Shares underlying GUCC’s Warrants, including the Warrants underlying the Private Placement Units, (4) 75,000,000 Ordinary Shares to be issued to the existing shareholders of ESGL, (5) 2,533,581 Ordinary Shares issued to the GUCC Sponsor, GUCC directors, certain affiliates of GUCC and certain other stockholders, including Ordinary Shares underlying the GUCC Private Placement Units, and (6) 43,125 Ordinary Shares to be issued to EF Hutton, division of Benchmark Investments, LLC. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). ESGL, a corporation, is a private company, no market exists for its securities and ESGL has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the ESGL securities expected to be exchanged in the Business Combination.

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001102.